Pimco Municipal Income Funds II

Annual Shareholder Meetings Results/Proxy Voting
Policies & Procedures (unaudited)

The Funds held their annual meetings of shareholders on December 28, 2005. Common/Preferred shareholders of each fund voted to reelect both
R. Peter Sullivan III and David C. Flattum as a Class III Trustees to serve until 2008.

The resulting vote count is indicated below:



                                                              Withheld
                                          Affirmative        Authority
Municipal II
Re-election of David C. Flattum            52,678,780          528,698
Re-election of R. Peter Sullivan III       52,614,318          593,160


California Municiapl II
Re-election of David C. Flattum            27,773,786          186,405
Re-election of R. Peter Sullivan III       27,767,043          193,148


New York Municipal II
Re-election of David C. Flattum             9,773,817           94,619
Re-election of R. Peter Sullivan III        9,735,440           92,996


Messrs. Paul Belica, Robert E Connor, Jack J. Dalessandro*, and
Hans W. Kertess* continue to serve as Trustees of the Funds.

_____________________________
*   Preferred Shares Trustee